Exhibit 99.1

Theragenics Corporation Reports Results for Fourth Quarter and Year-End, 2004

    BUFORD, Ga.--(BUSINESS WIRE)--Jan. 21, 2005--Theragenics Corporation(R) (NYSE: TGX), the Georgia-based manufacturer and marketer of TheraSeed(R), the premier palladium-103 cancer treatment device, today announced financial results for the fourth quarter and year-ended December 31, 2004. Revenues for the quarter were $8.5 million compared to $7.0 million in the corresponding period of last year, a 20.6 percent increase. For the twelve months ended December 31, 2004, revenues were $33.3 million, a decrease of 6.3 percent compared to the prior year's $35.6 million in revenues. Net loss in the quarter was $1,289,000, or $0.04 per share, compared to a net loss of $1,187,000, or $0.04 per share in the fourth quarter of 2003. For the year 2004, net loss was $4,310,000 or $0.14 per share compared to a net loss of $312,000, or $0.01 per share in the prior year after cumulative effect of accounting change. For the fourth quarter of 2004, Selling, General and Administrative costs increased $853,000 compared to the fourth quarter of 2003, from $3.8 million to $4.6 million. Selling, General and Administrative costs for the twelve months ended December 31, 2004, increased $3.8 million compared to 2003, from $13.8 million to $17.6 million. The reasons for the increase included higher marketing expenses, costs associated with the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and increased expenses associated with diversification activities. Research and development expenses increased from $7.5 million in 2003 to $9.6 million in 2004. Increases in research reflect higher costs associated with clinical trials of the TheraSource(R) and TheraSight(TM) devices during 2004.
    Commenting on the results, Ms. M. Christine Jacobs, Chairman, CEO and President, stated, "While this was a challenging year for our entire industry, Theragenics(TM) made progress in building its own in-house sales force, launching a new marketing campaign, commencing a clinical trial, and expanding efforts to diversify the Company. The bottom line reflects investments made in all of these areas, and cash levels remain healthy. Fourth quarter 2004 revenues were 21 percent higher than the same period in 2003, and also slightly higher than third quarter, indicating that our strategy to increase revenues in our core business may be gaining momentum. Our direct sales, in unit terms, reached their highest level since the summer of 2003. One of our distributors performed extremely well, while the other distributor continued a disappointing downward trend.
    "Regarding diversification, we launched the trial of our TheraSight(TM) Ocular Brachytherapy System and began treating patients in the fourth quarter. The trial is designed to evaluate the safety and feasibility of the device in treating the wet form of age-related macular degeneration. We look forward to this opportunity to fill a largely unmet medical need by providing a potential treatment for this devastating condition. This year we also completed a safety and feasibility trial of our TheraSource(R) Intravascular Brachytherapy System for the prevention of restenosis, or renarrowing, of leg arteries following treatment of peripheral vascular disease by balloon angioplasty. We are still evaluating long-term strategy in this area."
    Ms. Jacobs continued, "Another facet of our diversification strategy has included efforts to fully utilize existing assets and capacity. During 2004, we began using existing cyclotron capacity to supply customers with two radiochemicals. In Oak Ridge, we produced palladium-102 on the PSP, and we have continued to evaluate other medical and non-medical uses of the technology, such as homeland security and energy storage. We are active in the Federal budget process, and have worked to ensure that the PSP's capabilities are known to Federal agencies such as the Departments of Defense and Energy.
    "In 2004 we expanded and accelerated our external diversification efforts. Investment bankers retained last year assisted the Company in the screening of approximately 80 possible acquisition targets. We have no transaction to report at this time and, admittedly, the acquisition process has been a slow one. The search continues. To that end, we believe it to be in the best interest of the Company's stakeholders for Theragenics(TM) to be a highly discerning buyer."
    Ms. Jacobs concluded her remarks by saying, "Diversification remains a top priority for 2005. In the meantime, we begin a new year with renewed excitement for our core business. Our sales force is making positive inroads. Sales are up and inactive accounts reduced. The new IUN agreement has potential - we believe it will provide us with a fresh sales channel. 2004 was the first full year after Medicare reform, with fair reimbursement in place. This translates into one more impediment removed. One distributor is doing well, with the other terminating its disappointing performance on December 31, 2005. Lastly, we began a new 'Heartland' direct-to-consumer campaign in January, and our cancer cure continues to perform well clinically. This is a good start to a new year."
    Theragenics(TM) will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and give Theragenics'(TM) name. This call is also being broadcast live over the Internet, and a recording will be available for one month on the Company's website. To access the webcast, log on to www.theragenics.com and select the Investor Relations button followed by the Overview button. You can also access a replay of the call until Midnight on Monday, February 21 by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 3278365.

    Theragenics Corporation(R) is committed to being a leading provider of brachytherapy treatment devices for prostate cancer and other degenerative disease states. The Company is the manufacturer and marketer of the palladium-103 device TheraSeed(R) and I-Seed, an iodine-125 based device. Both devices are used in the treatment of localized prostate cancer in one-time, minimally invasive procedures. Theragenics(TM) is the world's largest producer of palladium-103 and is involved in research and development utilizing palladium-103 and other isotopes for the treatment of a wide variety of diseases, including vascular disease and macular degeneration. For additional information on the Company, call Theragenics'(TM) Investor Relations Department at (800) 998-8479. The Company's common stock is traded on the New York Stock Exchange under the symbol TGX. Additional information can be found on the Company website: www.theragenics.com.

    This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, optimism for the effectiveness of the direct distribution system and of new sales and marketing initiatives, institution of activities and plans that could benefit Theragenics'(TM) goals in its diversification efforts and anticipated positive results in general. Actual results may be affected by among other things, risks and uncertainties related to new product and process development cycles, potential costs and delays associated with preclinical and clinical studies, potential costs and delays in production optimization (especially as it relates to the Oak Ridge facility), effectiveness and execution of marketing and sales programs by Theragenics(TM) and its distributors, changes in product pricing or selling tactics by Theragenics(TM) or other brachytherapy seed producers, changes in costs of materials used in production processes (especially as it relates to isotope production), continued acceptance of the products by the market, continued demand for Pd-103, demand for isotopes or isotopically engineered materials for new or expanded applications, introduction and/or availability of competitive products by others, third-party (including CMS) reimbursement, Congressional action affecting Medicare reimbursement, physician training, third-party distribution agreements, and other factors set forth from time to time in the Company's Securities and Exchange Commission filings.
    All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.


THERAGENICS CORPORATION(R) CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands except per share data)


                                  Three Months Ended  Twelve Months
                                                           Ended
                                  12/31/04 12/31/03 12/31/04 12/31/03
                                  ------------------------------------
Total revenues                      $8,456   $7,010  $33,338  $35,580
Cost of sales                        3,975    3,518   14,122   15,628
                                  ------------------------------------
     Gross profit                    4,481    3,492   19,216   19,952

Operating expenses:
     Selling, general &
      administrative                 4,616    3,763   17,619   13,788
     Research & development          2,248    2,006    9,583    7,467
                                  ------------------------------------
                                     6,864    5,769   27,202   21,255
                                  ------------------------------------
     Operating loss                 (2,383)  (2,277)  (7,986)  (1,303)
Other income, net                      349      216    1,134      894
                                  ------------------------------------
   Loss before income tax and
    cumulative effect of
    accounting change               (2,034)  (2,061)  (6,852)    (409)
Income tax benefit                    (745)    (874)  (2,542)    (319)
                                  ------------------------------------
   Loss before cumulative effect
    of accounting change            (1,289)  (1,187)  (4,310)     (90)
   Cumulative effect of accounting
    change, net of tax                   -        -        -     (222)
                                  ------------------------------------
Net loss                           $(1,289) $(1,187) $(4,310)   $(312)
                                  ====================================
Net loss per common share
Basic:
Loss before cumulative effect of
   accounting change                $(0.04)  $(0.04)  $(0.14)  $(0.00)
       Cumulative effect of
        accounting change                -        -        -    (0.01)
                                  ------------------------------------
Net loss per common share           $(0.04)  $(0.04)  $(0.14)  $(0.01)
                                  ====================================
Diluted:
Loss before cumulative effect of
   accounting change                $(0.04)  $(0.04)  $(0.14)  $(0.00)
     Cumulative effect of
      accounting change                  -        -        -    (0.01)
                                  ------------------------------------
Net loss per common share           $(0.04)  $(0.04)  $(0.14)  $(0.01)
                                  ====================================

Weighted average
     Shares outstanding - Basic     29,983   29,940   29,971   29,902
     Shares outstanding - Diluted   29,983   29,940   29,971   29,902




                                  Three Months Ended  Twelve Months
                                                           Ended
KEY RATIOS                        12/31/04 12/31/03 12/31/04 12/31/03
                                  -----------------------------------
Gross Margin                          53.0%    49.8%    57.6%    56.1%
Operating Margin                    (28.2)%  (32.5)%  (24.0)%   (3.7)%
Loss Before Tax and Before
    Accounting Change Margin        (24.1)%  (29.4)%  (20.6)%   (1.1)%
Loss After Tax and Before
    Accounting Change Margin        (15.2)%  (16.9)%  (12.9)%   (0.3)%
Loss After Tax and After
    Accounting Change Margin        (15.2)%  (16.9)%  (12.9)%   (0.9)%
ROE                                  (3.7)%   (3.3)%   (3.1)%   (0.2)%




THERAGENICS CORPORATION(R) CONDENSED BALANCE SHEETS
(UNAUDITED)
(In thousands)


Assets                                              December  December
                                                    31, 2004  31, 2003
                                                    ------------------
     Cash, short-term investments
          & marketable securities                    $62,261  $66,431
     Trade accounts receivable                         5,787    3,831
     Inventories and other current assets              7,627    6,800
                                                    ------------------
               Total current assets                   75,675   77,062
     Property, plant & equipment, net                 70,215   73,372
     Other assets                                      2,788    2,355
                                                    ------------------
          Total assets                              $148,678 $152,789
                                                    ==================

Liabilities & Shareholders' Equity
     Accounts payable & accrued expenses              $3,086   $3,053
     Deferred income taxes                             6,920    6,830
     Other liabilities                                   612      580
                                                    ------------------
               Total liabilities                      10,618   10,463
     Shareholders' equity                            138,060  142,326
                                                    ------------------
               Total liabilities & shareholders'
                equity                              $148,678 $152,789
                                                    ==================


    CONTACT: Theragenics Corporation(R), Buford
             Company Contact:
             James A. MacLennan, 800-998-8479 or 770-271-0233
                 or
             Investor Relations
             Lisa Rassel, 800-998-8479 or 770-271-0233
             www.theragenics.com